AMENDMENT NO. 3
                  TO THE AGREEMENT OF LEASE

         This Amendment No. 3 to the Agreement of Lease ("Amendment No. 3") dated as of December 12, 2007, by and between Dorman Products, Inc.
(formerly known as R&B, Inc.), a Pennsylvania corporation ("Tenant")and BREP I, a Pennsylvania limited partnership ("Landlord"), successor in interest to the
Berman   Real   Estate    Partnership by Assignment of Lease dated February 27,
1997.

         WHEREAS, the Landlord and Tenant are parties to an Agreement of Lease dated December 1, 1990 for the premises located at 3400 East Walnut Street, Colmar, Pennsylvania 18915, more particularly described therein (the "Premises") which was subsequently amended on September 10, 1993 ("Amendment No. 1") and then again on April 1, 2002 ("Amendment No. 2"); and

         WHEREAS, the Landlord and Tenant have agreed to make certain modifications to the Agreement of Lease for good and valuable consideration.

         NOW, THEREFORE, in consideration of the mutual agreements herein contained, the parties hereto, intending to be legally bound, hereby agree that the Agreement of Lease shall be amended as follows, effective on the date first written above:

         1.  Term:   Section 2 of the Agreement of Lease is amended to extend
the term of the lease to December 28, 2012.

         2. Security Deposit: Landlord shall retain the security deposit of Ninety-Seven Thousand Six Hundred and Six Dollars ($97,606) deposited with Landlord pursuant to Amendment No. 2 (the "Security Deposit"). The Security Deposit is retained by Landlord to secure the faithful performance of all terms, covenants and conditions of this Lease to be performed by Tenant. If Tenant shall default with respect to any covenant or provision hereof, Landlord may use, apply or retain all or any portion of the Security Deposit to cure such default or to compensate Landlord for any loss or damage which Landlord may suffer thereby. If Landlord so uses or applies all or any portion of the Security Deposit, Tenant shall immediately upon written demand deposit cash with Landlord in an amount sufficient to restore the Security Deposit to the full amount hereinabove stated. Landlord shall not be required to keep the Security Deposit separate from its general accounts and Tenant shall not be entitled to interest on the Security Deposit. Within thirty (30) days after the expiration of the Lease Term and the vacation of the Premises by Tenant, the Security Deposit, or such part as has not been applied to cure the default, shall be returned to Tenant.

         3. Capitalized Terms: All capitalized terms used in this Amendment No. 3, unless otherwise defined herein, shall have the meanings thereto in the Agreement of Lease


         IN WITNESS WHEREOF, the parties have executed and delivered this Agreement as of the date first written above.


         BREP I (Landlord):                     Dorman Products, Inc. (Tenant):


         By: /Jordan Berman/                    By:/Thomas J. Knoblauch/

         Jordan Berman, President               Thomas J. Knoblauch,
         BREP, Inc. General Partner             Assistant Secretary
                                                Dorman Products, Inc.